Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript

February 26, 2015

4:30 p.m. ET

Q4 and Full-Year 2014

AIR LEASE CORPORATION PARTICIPANTS

Ryan McKenna	Vice President
Steven F. Udvar-Házy	Chairman and CEO
John L. Plueger	President and COO
Gregory B. Willis	Senior Vice President and CFO

ANALYST PARTICIPANTS

Jason Arnold	RBC Capital Markets
Mike Linenberg	Deutsche Bank
Nathan Hong	Morgan Stanley
Vincent Caintic	Macquarie Capital Markets
Helane Becker	Cowen and Company
Arren Cyganovich	Evercore
Jamie Baker	JPMorgan

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Air Lease Corporation fiscal year and fourth-quarter 2014 earnings conference call. My name is Chris, and I will be your conference moderator for today. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. (Operator Instructions). And, at this time, I would now look like to turn the conference over to your host for today, Ryan McKenna, Head of Strategic Planning and Investor Relations. You may proceed.

Ryan McKenna – Air Lease Corporation – Vice President

Good afternoon, everyone, and welcome to Air Lease Corporation’s year-end and fourth-quarter 2014 earnings call. This is Ryan McKenna, and I am joined this afternoon by Steve Házy, our Chairman and Chief Executive Officer; John Plueger, our President and Chief Operating Officer; and Greg Willis, our Senior Vice President and Chief Financial Officer.

Earlier today, we published our year-end and fourth-quarter 2014 results. A copy of our earnings release is available in the Investors section of our website at www.airleasecorp.com.

This conference call is being webcast and recorded today, Thursday, February 26, 2015, and the webcast will be available for replay on our website. At this time, all participants to this call are in listen-only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session.

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including without limitation statements regarding our future operational performance, revenues, operating expenses, other income and expense, and stock-based compensation expense. These statements and any projections as to the Company’s future performance represent management’s estimates of future results and speak only as of today, February 26, 2015. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of the risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our Chairman and Chief Executive Officer, Steve Házy.

Steven F. Udvar-Házy – Air Lease Corporation – Chairman and CEO

Thanks, Ryan. Good afternoon to all of you, and thank you for joining us today.

I am pleased to report that for the year ended 2014, Air Lease increased its diluted EPS to $2.38 from $1.80 reported in 2013, representing a 32.2% increase over the prior year. In the fourth quarter of 2014, we increased our diluted EPS to $0.65 per share compared with $0.55 in the fourth quarter of 2013, an increase of 18.2%.

For the full year of 2014, Air Lease Corporation reached another milestone in our growth path by topping $1 billion in revenue for the first time. In fact, we increased our total revenues to $1.050 billion from $859 million in 2013, representing a 22.3% increase year over year.

Similarly, our topline revenues for the fourth quarter of 2014 were $286 million versus $243 million in 2013, representing an increase of just under 18%. For the full year, we also generated record pretax profit margin of 38% -- I repeat, 38% pretax profit margin in 2014, which tops our 34% in 2013. This was achieved through our core leasing operations, our focused efforts on maintaining a low cost of funds, as well as opportunistic sales and trading activities.

Reflecting our strengthening credit profile, we concluded the full year with a highly attractive overall composite cost of funds of 3.6%, which is flat with the prior year.

Globally, passenger traffic continues to grow ahead of our expectations, and we continue to see a steady and strong demand for our new technology aircraft. Passengers keep flying in record numbers, and airlines are remaining relatively disciplined on capacity control.

IATA, the International Air Transport Association, reported that passenger traffic for the full year of 2014 increased 5.9% versus 2013, and systemwide load factors were 79.7%. These beat their original projections that came out in early 2014.

These statistics are overwhelmingly positive for the health of the industry as we have now seen five consecutive years of overall global airline profitability. These results are factual data points that counteract the regular concerns that we have seen in the media from equity investors about various headlines in the news cycle at any point in time. Despite questions about interest rates, fuel prices, aircraft production rates, economic and geopolitical concerns, our industry and specifically Air Lease Corporation, has produced consistently outstanding financial and operating results.

ALC has reached its fifth anniversary this month, and we have produced a very strong track record of consistency across all metrics, significantly growing our revenues, earnings, and assets every single quarter and expanding our pretax operating margin as the highest in the aircraft leasing industry. We have delivered these results while building the best-in-class fleet on long-term leases with a globally diversified airline customer base.

Our strong credit profile strengthens each quarter with our continued focus on the low leverage balance sheet funded with long dated, fixed rate unsecured debt. We believe that we are very well positioned to continue to deliver results consistent with what we have demonstrated to date, and we continue to thrive in this evolving landscape going forward.

This January, we reached an agreement with Airbus to become the launch customer of the A321neo LR long range variant with a memorandum of understanding for 30 new units. As we have done with Boeing across various aircraft models, we worked extensively with Airbus developing this aircraft to provide a longer range, higher capacity, next generation, low fuel consumption alternative aimed primarily at the 757 replacement market. We believe this will be a key product for many airlines that will supplement our extensive order book for the A320, A321neos as they optimize their fleet plans and route networks.

As we discussed on the last call, ALC also launched a strategic management business in November of 2014 called Blackbird Capital I. We have begun acquiring assets for the joint venture and are actively working with our airline customers to offer them incremental lease opportunities with this new pool of capital. Things have gotten off to a good start, and we are on track to acquire up to $2 billion in aircraft assets for this joint venture, steadily over the next two years.

The management fee stream associated with Blackbird will build concurrently with assets as they are acquired over time, so we expect a larger impact of earnings in 2016 than in 2015. Owing to the strong performance of our Company since inception and their continued confidence in our future and continued growth, ALC’s Board of Directors declared another quarterly cash dividend to shareholders of $0.04 per share.

At this time, I would like to turn this over to John Plueger, our President and Chief Operating Officer, who will further discuss our operations and strategic positioning.

John L. Plueger – Air Lease Corporation – President and COO

Thanks, Steve. During the fourth quarter, we delivered nine new aircraft from our order book and sold eight aircraft from our fleet, ending the quarter with 213 aircraft in our own portfolio. As we look forward to deliveries in 2015, we expect 10 deliveries in Q1, an even larger number of deliveries in Q2, followed by a light delivery schedule in the back half of the year. The market has remained consistently strong for the modern technology aircraft in our order book. Our overall portfolio lease rate factor remains strong and consistent. We are 100% placed in 2015, 78% placed in 2016, and 55% placed in 2017.

I would like to point out that five of the seven aircraft that remain unplaced in 2016 are, in fact, ATR 72-600s, which we just added to our order book at the Farnborough Airshow, and typically we place these aircraft about 12 months ahead of delivery for this type and category of aircraft.

In summary, we are right on track with how we target aircraft placements from our order book, and our overall fleet yield remains in great shape.

Sales during the fourth quarter were the largest to date for ALC. In fact, stronger than we had envisioned, certainly at the beginning of 2014, and it continued throughout the year as it unfolded. We took advantage of opportunities and buyer demand in the market and concluded profitable sales transactions with a broad base of buyers. For the year, we sold over $600 million in aircraft, which was meaningfully larger than our original plan, reflecting the strength in the used marketplace.

We are happy with the profitability of those assets sales while knowing that the higher level of sales will slightly impact our ongoing lease revenue base for 2015. So, as we look forward to Q1, we will have a minimal amount of sales that will close during the quarter.

As and when deals shape up throughout the year, we will try to highlight our best estimates as to the volume of aircraft that we intend to sell, but this is often difficult to predict, given the custom nature of each transaction.

We continue to see our airline customers in all regions of the world looking to modernize their current aircraft and create strategic fleet plans many years into the future. As Steve just mentioned in his remarks, we don’t see the macro headlines regarding the spot market for oil or the spot market for interest rates playing any significant factor in airline fleet planning decisions.

When an airline chooses to lease or purchase a new aircraft, they have a multi-year wait before the plane delivers, and then we will operate the aircraft under our leases for the following decade or longer. So it is really a 15-plus year asset commitment, and those who make decisions with the short run in mind are often the quickest to get in trouble. We see carriers taking long-term views about the route network they want to fly and the level of service quality they want to offer their passengers, while factoring in environmental impact, which is a growing trend and an emphasis that we see globally, maintenance costs, dispatch reliability, and customer preferences into the equation, along with fuel prices, in making those strategic decisions.

While nobody has a crystal ball as to where oil price interest rates are heading, our customers know that the best hedge against volatility in oil or financing markets is to operate the most efficient aircraft on the market.

Looking across our customer landscape, we remain watchful and alert concerning the health of all of our customers and, in particular, currency and political risks that our customers face in 2015 and beyond. In our fleet, we have not experienced significant customer issues regarding currency fluctuation. We are watching the global shifts in currency values, and the strength of the US dollar could generate potential opportunities to acquire reasonably priced assets if current trends put pressure on carriers. But much of this concern has actually been offset by the low prices of oil.

Along with the rest of the world, we are watching political events continue to unfold in Russia and the Ukraine, and I want to remind everyone, once again, that ALC has minimal exposure to Russia with a total of seven single aisle aircraft across three airlines, none of which are owned by Aeroflot. We have no forward or future deliveries to Russian airlines.

So overall, we feel pretty good about our portfolio of aircraft, customers, regional exposures, and concentration limits.

As ALC now celebrates its fifth birthday, I would like to offer a special thanks to our dedicated team, the best in the business, and to our world-class Board of Directors, our customers, our suppliers, our financiers, and to our investors who have steadfastly supported and believed in us since inception.

Let me now turn this over to Greg Willis, who will walk you through our financial results that we believe further differentiates ALC. Greg?

Gregory B. Willis – Air Lease Corporation - Senior Vice President and CFO

Thanks, John.

As you have heard, we have achieved an industry-leading pretax profit margin of 38%, which generated earnings diluted per share of $2.38, representing an increase of 32% from 2013.

In the fourth quarter, we increased our diluted earnings per share by 18% to $0.65 from the fourth quarter of 2013. Due to favorable market conditions, we sold more aircraft in the fourth quarter than we did during the first nine months of the year. Given the volume of sales that we recorded in 2014, I want to remind everyone that our rental revenues are a function of the size of our fleet. As you forecast 2015 in your financial models, you will need to start with the net book value of assets and apply a lease rate factor.

We also anticipate that the first quarter of 2015 will be a moderate quarter in terms of CapEx. We are scheduled to deliver 10 aircraft, and a majority of these aircraft deliveries are scheduled to take place towards the end of the first quarter.

I would also like to refer you to our footnote in our 10K, which discloses the future minimum non-cancelable rentals, which are tied to our existing fleet.

While on the topic of contracted rentals, I would like to highlight that we have currently $7.5 billion in contracted rentals on our aircraft portfolio, which exceeds our outstanding debt balance.

In addition, we have $8.9 billion in contracted rentals on our aircraft yet to deliver, which amounts to a total of $16.4 billion in minimum rentals under contract. This highlights the strong demand that we are experiencing for aircraft in our order book and underscores the strong cash generating potential of our fleet and order book.

On the financing side of the business, we reacted to very attractive market conditions that existed in early January of this year and completed a seven-year, $600 million offering for senior unsecured notes priced at 3.75%. The transaction was significantly oversubscribed and closed at industry-leading rates, which is in contrast to the volatility and wide pricing experienced in the high-yield markets.

I am very pleased to report that our low composite cost of funds of 3.64% has been achieved even as we closed the year with a fixed rate portion of our debt at 75%. We lengthened our maturity profile and increased our unsecured debt percentage. The secured portion of our debt book has declined to 11% of total assets, representing 82% of our debt portfolio being unsecured.

As we continue to execute our financing strategy, our investment grade credit metrics have continued to improve. The fourth quarter was a moderate quarter in terms of capital expenditures for the delivery of new aircraft. Our debt to equity ratio ticked down modestly to 2.42 to 1, and our debt to equity ratio has quarterly cyclicality that matches our delivery stream but has no impact on our overall target ratio of 2.5 to 1.

ALC is in a healthy financial position. Currently, we have $2.1 billion in liquidity, which was supplemented by $769 million of operating cash flow during the year and sales proceeds in excess of $600 million.

This concludes my review of the results and financing activities of the Company. And I will now turn it back to Ryan.

Ryan McKenna

That concludes management’s remarks. For the question and answer session, each participant will be allowed one question and one follow-up. Now I would like to hand the call over to the operator. Operator?

Operator

(Operator Instructions).

Jason Arnold, RBC Capital Markets.

Jason Arnold - RBC Capital Markets - Analyst

Congrats on the great quarter and also your five-year anniversary. I was just curious if you could talk about the mix of aircraft sold during the quarter and then maybe discuss a little bit more in detail which aircraft you are seeing the most interest in for sale and what you would be more inclined to sell as well.

Steven F. Udvar-Házy

It is really a very wide cross-section of airplanes ranging from the smallest being an A319 that we had on lease to a European airline, all the way to one of our oldest 777s that we had on lease to a major Asian airline and kind of everything in between. We had sales of Airbus aircraft. We had sales of an Embraer 175. We had a couple of Boeing 737s that we sold. We had two A320s that we sold that tended to be the older A320s in our fleet. We sold an A330, also leased to an Asian airline, and we sold one of our two remaining Boeing 767-300ERs. So it is kind of a kaleidoscope of aircraft but, generally, the older segment of our fleet.

John L. Plueger

Jason, one of the nice things we liked about these sales and why we continue them is the diversity that Steve is speaking about. And it was a really good cross-section mirror of our whole fleet. And, again, though, as you know, we target selling aircraft once they reach about seven to eight years of age. It was about a third of their economic life. We said that from day one, and so now, as we hit five years of age, some of the airplanes that we bought in the first few years are getting to that mark.

So in the execution of our sales plan we are actually quite happy with its breadth and depth and mix and targeting exactly where we wanted to sell with a robust group of buyers.

Steven F. Udvar-Házy

I just want to comment, Jason, that not only did we have gain on these aircraft disposals, but for a number of these aircraft that we sold we will continue to manage on behalf of the owners of those aircraft. So there will be a future stream of management fee income over and above the gains on sales that we recorded in the fourth quarter.

Jason Arnold

Great. A win-win there. Thanks for the color on that. And then just one quick follow-up. I know you guys are big fans of the 777-300ER. Just curious about your thoughts around production bridge to the 777-X as those aircraft start to come out of production here in a few years.

Steven F. Udvar-Házy

Well, I can tell you that Boeing has been working very hard to fill that gap that kind of began in 2016 until the first deliveries of the 777-9X, which are projected to be right around 2020.

Recently, Boeing announced a contract with Kuwait Airways for 10 aircraft to replace some of their older A340s and A300s. I know for a fact that Boeing is working very closely with a large US carrier for up to 10 777-300ERs. Just a few days ago, Boeing announced an order for a group of 777-200 freighters from a large Asian airline.

So Boeing is putting back a little more emphasis on the freighters inasmuch as it appears that the cargo flows out of Asia into both Europe and North America have picked up a little bit. So I think we see some opportunistic placements for Boeing on selling some 777 freighters, and I know that there is a number of other campaigns that Boeing is actively pursuing on 777-300ERs, many of which are to replace Boeing 747s that are getting up there in age -- 24, 25, 26 years of age.

Jason Arnold

Again, congrats.

Operator

Mike Linenberg, Deutsche Bank.

Mike Linenberg - Deutsche Bank - Analyst

Just two questions here. On Blackbird, where -- and I realize it is early, so maybe the impact is actually de-minimus. Where does that show up on the P&L, the managed revenue, or maybe that doesn’t even show up in the fourth quarter? And then, going forward, your stake in that, is that going to be accounted for under the equity method or as an investment?

Steven F. Udvar-Házy

Well, I will address the revenue side. There is a line item called aircraft sales or gains from aircraft sales trading and other. So that would include interest income, dividend income, consulting fees, commissions that we earn on used aircraft sales, and gains on sales and management fees. And then, Greg can talk about the accounting part of it.

Gregory B. Willis

Yes, Mike, in our footnotes, we disclosed that we account for the Blackbird venture under the equity method of accounting. And those equity in earnings would also be picked up in that same line item.

Mike Linenberg

Okay. That is super helpful. And, I guess, this fourth quarter is de minimis is that right? Is that sort of the --

John L. Plueger

That is right, Mike, because we didn’t conclude most of the sales until --

Steven F. Udvar-Házy

Tail end.

John L. Plueger

Tail end of the quarter.

Mike Linenberg

Okay. Perfect. Okay.

Steven F. Udvar-Házy

(multiple speakers). Go ahead, Mike.

Mike Linenberg

I think you’re going to say you announced it in November, right?

Steven F. Udvar-Házy

Well, we announced it in November, and then obviously the transactional activity and closings occurred after we announced the transaction. So we only had a partial quarter, and then we will have additional aircraft joining that portfolio as 2015 rolls on.

Mike Linenberg

(technical difficulty) the granularity around a single aircraft type. You mentioned in the quarter that one of your sales was an A330 to an Asian customer. And I am just curious, since we have had the bankruptcy over it Skymark and there have been some A330s that have been grounded, how did that impact that negotiation, or did it not at all? I mean, what are you seeing really out there in the A330 market? Aeroflot obviously flies a lot of A330s as well. I mean, there is some concern that there is some softness there. Are you leaving seeing that even, or are those aircraft just being -- for the most part, being absorbed into the (multiple speakers)?

Steven F. Udvar-Házy

Mike, the aircraft that I referred to is on lease to an Asian carrier, but it was not sold to an Asian carrier. It was An aircraft that we sold on lease to another party.

Mike Linenberg

Okay.

Steven F. Udvar-Házy

In other words, it is on a long-term lease. We do not have any A330 aircraft in Japan or at Skymark.

Look, there are over 1000 A330s flying. There are more A330s in operation than any other twin aisle wide-body aircraft. It is an extremely diversified base of airlines that utilize the aircraft. I believe the number is close to 100 airlines, and we have not really seen any dynamics -- we took delivery of our last A330 in 2014. We don’t have any more A330 ceos on order. Our first neos come in spring of 2018. We do not have any expirations of A330-200s or -300s for a number of years. So we are really not subjected to short-term volatility in the A330 market, but I can tell you that we have not seen any big volatility.

John L. Plueger

Mike, I would add that, however, if we saw any great opportunities on those A330s, we would certainly act upon them for the reason that Steve just indicated. They are a really widely held great twin-aisle bus and are still in high demand. So I think we are in good shape with A330s, but we would certainly not be averse to picking up a couple if opportunities present themselves in the marketplace at really, really good prices.

Operator

Nathan Hong, Morgan Stanley.

Nathan Hong — Morgan Stanley - Analyst

The team at Air Lease has talked about industry-leading margins a couple of times on the call, and obviously over the past two years you were able to demonstrate the ability to improve margins. It looks like north of 300 basis points annually. But, as I look ahead and as Air Lease continues to grow, I am just wondering what the key initiatives are out there or moving pieces that are in place that would actually help Air Lease maintain or even further expand margins from here?

John L. Plueger

Well, I think the fundamental core, Nathan, is the inherent profitability of our leases, which are really generated by two things. One is the purchase price of the assets themselves, which we believe are some of the lowest in the industry, certainly in our industry. We have got high-volume purchase contracts to drive those prices. And the second is our composite cost of funds, also which is the lowest of the publicly held lessors.

So I think it comes, first of all and foremost, from the core of our leasing, our asset pricing, and our composite cost of funds. Then, secondly, as you have seen this year, it comes from having purchased well priced assets. If and when we sell those assets, we realize healthy gains. I see that continuing in the future, just as I do our core leasing profitability.

But, especially as we go into 2016 and beyond, you heard us last quarter and we are mentioning again this quarter, we are devoting significant resources in developing our management business, especially through our joint venture Blackbird Capital I. The venture will generate very good management fees for us and, in addition, we retain a 9.5% equity interest in that venture. So the building of our management fees in a significant way over the next two to three years, in my view, only serves to position ourselves not only to maintain our profitability, but perhaps even to increase it.

Nathan Hong

Great. And just on Blackbird, how many of the eight aircraft sold this quarter went to Blackbird?

Steven F. Udvar-Házy

Five.

Operator

Vincent Caintic, Macquarie.

Vincent Caintic — Macquarie Capital Markets — Analyst

On the Blackbird JV, I kind of want to get a sense of how much incremental leases you can generate with the JV, and maybe we can evaluate this by the interest on the funding side for investors to fund the JV.

And then also on the leasing side, you had mentioned in the past that you had to turn away some leases to maintain your investment grade credit rating. I kind of wanted to get a sense of what that size could be to generate or to gauge what the impact could be for the JV. Thanks.

John L. Plueger

Well, Blackbird Capital I is ultimately designed to achieve about $2 billion worth of aircraft assets over the next several years. But there is no preset mix of single aisle, twin aisles, et cetera, so it is hard to sort of give you a number of leases. I would rather point you to the total capital of that venture.

Depending upon the deals that we get, depending on single-aisle, twin-aisle mix, you are talking about adding a meaningful number of aircraft there. But, again, depending upon vintage, size, there is a huge variety of aircraft. You could add a $20 million aircraft. You could add a $120 million aircraft.

So if you are looking for quantification of how many aircraft or leases, I don’t know the answer. All I can say is, that amount of capital gives us a tremendous ability to not have to turn away business with current customers for concentration limits, et cetera, but to fund it over to Blackbird Capital. I don’t really know how else I can answer it because I can’t tell you what specific aircraft we are adding through the course of the venture.

Vincent Caintic

Right. And I guess, actually, the sense is more of the understanding that Blackbird I is potentially a template for other Blackbirds. And so I just actually wanted to get a sense of maybe the potential for what the amount of funding could be in terms of capital that could be going into (multiple speakers).

Steven F. Udvar-Házy

In response to that, I can say that both the bank lending community and many of the institutional investors who are already committed to Blackbird, as well as new investors that have not yet come in, have expressed strong desire to either expand this particular JV or bolt-on additional Blackbirds once we fill up the bucket, so to speak, with $2 billion. So we see this as a platform that can be grown both in terms of equity investors and debt sources. So it is a very useful mechanism for Air Lease to be able to expand our scope of operations, periodically sell some of our used aircraft into this package, as well as source airplanes externally to strengthen our market position with the airlines themselves.

Operator

Helane Becker, Cowen and Company.

Helane Becker — Cowen and Company - Analyst

I thought I saw last week in one of the trade magazines that we all read that you guys had agreed with one of your customers to not -- I guess to allow them not to take delivery of a couple of aircraft. A), is that true? And, B), if it is true, did you agree with them to do that because the demand for that aircraft was so great you could easily re-lease it?

Steven F. Udvar-Házy

I am not aware of any aircraft that we have placed with customers that don’t want to take delivery.

John L. Plueger

No.

Steven F. Udvar-Házy

I think you might be mixing us up with another leasing company.

John L. Plueger

Maybe it is in a different context, but we are not aware of what you are talking about.

Steven F. Udvar-Házy

We have not had any airlines that have asked to reschedule deliveries or not take airplanes that we have already contracted for. So can you be more specific as to what airline or where you saw this?

Helane Becker

Yes. What I will do is I will find where I saw it and I will email it to you. I’m pretty sure I saw it in one of the publications that the Center for Aviation puts out. I just will go back and look at the day. But that’s fine.

Steven F. Udvar-Házy

We have 40 airplanes delivering this year -- brand-new airplanes that are already contracted, and every one of them is placed on long-term leases. And we are not aware of any customer that has desired to do anything else but take the aircraft.

Helane Becker

Okay. So that’s great. And then, the other thing I wanted to know that is completely unrelated to this is, on Blackbird, I know you said that you have $2 billion in assets. Did you say what your leverage would be on that?

Steven F. Udvar-Házy

Well, committed equity of $500 million.

Helane Becker

Got you.

Steven F. Udvar-Házy

And then you also have airlines putting up deposits and rents upfront and so forth. So you can calculate that. We have a bank facility -- a warehouse facility that is able to accommodate a good portion of the acquisitions this year, and then a number of lenders have expressed strong interest to expand that and offer us other financing options for additional aircraft.

Operator

Arren Cyganovich, Evercore.

Arren Cyganovich — Evercore — Analyst

John, you mentioned that the currency — the strong dollar could potentially create some opportunities to buy some aircraft this year given that you had sold a decent amount in the fourth quarter, and you have a lot of new money coming on the new debt deal. What is the appetite for buying new aircraft today, and are you having any conversations currently about adding to the portfolio?

John L. Plueger

Well, yes. I mean, we’re always on the prowl, and our marketing team is doing a good job of ferreting out possibilities. But, suffice to say, as you can probably guess, we are pretty tough buyers. I mean, we are pretty price-sensitive. But, actually, the current situation, we believe, will yield some opportunities for us. So we are in the early phases, -- but looking outside the USA, as currencies weaken against the dollar, we buy in dollars. So, yes, we think that is a great opportunity for us. Can’t really identify anything specific as of yet, but that is why I made those remarks.

Steven F. Udvar-Házy

We have had a couple of airlines that funded their loans of new planes that they acquired a few years ago in euros, and so if they sold aircraft now in dollars, they could actually pay off those debts with fewer dollars. So we are looking at some opportunities to work with airlines that are mutually advantageous.

Arren Cyganovich

Sounds good. Thanks. And then, lastly, just the -- do you have a mix of the 10 aircraft that are delivering in the first quarter with what types of that aircraft those are?

Gregory B. Willis

Yes. We can go through -- it is one ATR.

John L. Plueger

That has delivered already.

Gregory B. Willis

That has delivered, yes. Four 800s, three A321s, an ATR and two 777s.

Steven F. Udvar-Házy

As the CFO is thinking ahead, our second quarter is going to be our busiest, as it always is. In both April and May, we have seven aircraft each month, so just 14 new airplanes in the months of April and May.

Operator

Jamie Baker, JP Morgan.

Jamie Baker — JP Morgan — Analyst

Mark Streeter is also here with me. Most of our questions have been answered, but, Steve, I did want to circle back on your comments as it relates to the 321 LR. Are you ordering this aircraft because it is a true 757 replacement? I guess that would make it a B757 replacement, or is this just a bit more of a niche aircraft, sort of a complement to the existing 320 family?

Steven F. Udvar-Házy

We have a number of A320, A321neo lease customers that have certain sectors in their route system where they could utilize additional range, and some of those are currently flown by 757s.

We also have other airlines that are operating six- to seven-hour sectors currently with non-optimal airplanes to match the traffic flows on those routes. I would not characterize the A321 LR as a true 100% 757 replacement, but it does accommodate a significant portion of the 757 flying done by US and foreign carriers.

For example, in Europe, you have a number of carriers that operate these aircraft from northern Europe, UK, Scandinavia, northern Germany, down into places like the Canary Islands, down to Mediterranean resorts, Egypt where the A321 with additional range gives these airlines a lot more payload range flexibility. And many of those are now flown with 757s that are getting pretty old.

There is also a high number of city pairs between North America, particularly the southern tier of North America, such as Houston, Dallas, Miami, Orlando, where you see a lot of 757s flying down into South America where the current A320, A321 on some of those sectors are a little bit marginal in terms of being able to carry full payload. So we see the A321neo and the A321neo LR as airplanes that can expand their horizons for a lot of these carriers in being able to serve more city pairs in that 180- to 200-seat category.

Jamie Baker

Are you willing to hazard a guess as to whether this aircraft forces Boeing hand? I assume you have been talking to them about this issue.

Steven F. Udvar-Házy

Yes. We spend a lot of time with Boeing. We are very, very intimately involved with Boeing on the design, thinking that is going into an ultimate replacement of the 757. And, based on everything we have seen, I think the re-engineering idea is not on the table at this time, and I think Boeing is looking at an airplane that is not only a 757 replacement, but also could do things beyond that capability in terms of range, size. Because we are looking at an aircraft that will be around 35, 40 years from now.

Jamie Baker

Sure.

Steven F. Udvar-Házy

So I think the focus is on an airplane that can replace the 757, as well as do other things, even above that size.

Jamie Baker

Excellent. Steve, I --

Steven F. Udvar-Házy

Yes. Go ahead.

Jamie Baker

Was John about to say something? I was just going to thank you for your insight on that topic, but if there is something else to add, please, don’t let me cut you off.

John L. Plueger

No. No, I have nothing further to add.

Steven F. Udvar-Házy

I don’t think that answers your questions on the A321 LR.

Jamie Baker

Yes. No, it does. And the Air Lease specific questions, particularly the issue of the sale-leaseback potential there, that was already addressed. So thank you very much. Appreciate it.

Operator

Vincent Caintic, Macquarie.

Vincent Caintic

Just one more from me. You gave some great detail on the placement rates from 2015 through 2017. I was wondering if you could share what sort of yields and durations you are getting on those placements for 2015 and 2017 and, also, if you could describe how your campaigns for 2018 and onward have been doing? Thanks.

John L. Plueger

We don’t provide any forward guidance on future lease rate factors or how things are numerically shaping up. Suffice to say that you could look at a trend that has been increasing the average duration of our leases. So now we are enjoying again the longest average portfolio duration of all of our publicly traded peers, north of seven years. I expect that that will continue to grow a bit.

I have also mentioned that consistently over the past several years and since inception, we have had a very stable overall lease portfolio lease rate factor. We, and by the sum and substance of our remarks, we don’t see that changing.

As to the 18 placements, that is a good question. They are actually going really well. We have been very, very busy since the beginning of the year really gearing up on that side. 2017 and 2018 are big transition years for the industry and for us. Because these are the years where you will probably see the final production of the 737-800. You will probably see the final production of the A320ceo, the current engine option. We transitioned to the 737-8 MAX, the A320 and A321neo. And suffice to say that we are in a position now where all of that -- the -8 MAX, the neos, et cetera, there is very strong demand for those. There is not that many neo or MAX positions left in the world in 2017 and 2018. I mean, most of them have already been sold or leased out or otherwise placed.

So we are in a great position there because we have a number of campaigns that want to have the remaining few. And I would highly emphasize there is just not that many left in the whole world today. And so I think we are going to be able to take advantage of that in terms of our overall lease rate factor and our lease durations.

Operator

We have no further questions. I will now turn the call back over to the speakers for any closing remarks.

Ryan McKenna

That concludes our call for today. Thank you all for joining us, and we look forward to speaking with you at the end of Q1.

Operator

Ladies and gentlemen, this concludes today’s conference. Thank you so much for your participation. You may now disconnect. Have a great day.